UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Pioneer Natural Resources Company

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On April 30, 2009, Pioneer Natural Resources Company filed with the Securities and Exchange Commission a proxy statement for its 2009 Annual Meeting of Stockholders to be used by the Company to solicit the approval of its stockholders for proposed amendments to its 2006 Long-Term Incentive Plan, among other proposals. The proxy statement or notice of meeting was mailed on or about May 7, 2009 to the Company’s stockholders of record on April 22, 2009. The questions and answers below were first used on or about May 11, 2009. You are urged to read the proxy statement regarding the proposed amendments and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they contain important information.

Pioneer Natural Resources Company

Answers to Potential Questions Regarding Proposals

to Amend 2006 Long-Term Incentive Plan (the “2006 Plan”)

PROXY STATEMENT ITEM THREE: An amendment to increase the number of shares of common stock that the Company may issue under the 2006 Long-Term Incentive Plan by 4,500,000, from 4,600,000 to 9,100,000 shares.

Why does the Company maintain a stock incentive plan?

Pioneer’s executive compensation program emphasizes variable, performance-based pay, and equity awards are critical in executing this philosophy.

•	Long-term incentive awards are used to link Company performance and increases in stockholder value to the total compensation for the Company’s executives.

•

The annualized value of the long-term incentive awards is intended to be the largest component of an executive’s overall compensation package—in fact, in 2008, long-term incentive awards accounted for approximately 60% of total compensation of the Company’s executive officers.

•	Through these awards, the level of attainable compensation earned by the executives largely relies on Company performance after the grant date.

•	Equity compensation effectively aligns the interests of the executives with those of the Company’s stockholders, providing incentive to the executives to focus on the long-term success of the Company.

•	These awards are also key components of the Company’s ability to attract, motivate and retain the Company’s key employees.

Why does the Company need more shares?

The 2006 Plan was adopted in 2006, and the Company has funded approximately three years of broad-based annual grants to substantially all of the Company’s employees. The Company has also utilized additional grants under the 2006 Plan as an important retention tool for the Company’s non-officer engineers, geologists and landmen.

Because the grants are meant to represent a portion of total compensation, they are denominated in dollars and the number of shares underlying the awards fluctuates based on the stock price. When prices are higher, fewer shares are granted; in the current market environment, however, lower stock prices mean that more shares are required to satisfy the dollar-based grant requirements.

The following examples illustrate the impact of (i) the choice of equity awards and (ii) the deemed value of the stock at the time of the award, on the number of shares required to be reserved to fund the award.

The values used are for illustration only—the actual stock value is determined by the Company’s Compensation Committee at the time of the award:

EXAMPLE 1: $100,000.00 award using all restricted stock, with a deemed value (for purposes of the award) of $40.00:

Type of Award	Number of Awards	Shares Required to be Reserved for Potential Issuance

Restricted Stock	2,500	2,500

Total Shares Reserved: 2,500

EXAMPLE 2: $100,000.00 award using a combination of restricted stock, stock options and performance units in the same proportion as the Company’s 2009 awards to its executive officers, with a deemed value (for purposes of the award) of $20.00:

Type of Award	Number of Awards	Shares Required to be Reserved for Potential Issuance

Restricted Stock	3,023	3,023
Stock Options	2,883	2,883
Performance Units (at target)	1,511	3,778
		(Company must reserve 250% of target until performance period ends)

Total Shares Reserved: 9,684

Finally, a portion of the Company’s executive grants are represented by performance units, whose payouts are tied to the relative performance of the Company’s stock price versus its peer group. The Company must reserve against the 2006 Plan’s shares the full 250% of target shares that could potentially be paid over the three-year life of the awards, even when relative stock price performance suggests that a much lower actual payout is probable.

The table below describes the range of shares that could be potentially paid to current holders of performance units. The maximum number must be reserved for issuance until the end of the performance period.

Performance Period	Range of Potential Share Issuances

January 1, 2007 to December 31, 2009	0-330,273
January 1, 2008 to December 31, 2010	0-395,198
January 1, 2009 to December 31, 2011	0-473,118

Is the request excessive?

No. The Company believes that the increase would give it the flexibility to continue to make stock-based grants over the next three years in amounts determined appropriate by the Compensation Committee (in consultation with its outside compensation consultant).

The potential 2006 Plan dilution—the number of shares available for grant plus unvested awards at target, divided by total shares outstanding, is ~3.6%. If the amendment is approved, the potential dilution would increase to ~7.5%.

Another measure of dilution—three-year average burn rate through 2008—was 1.14%, using the RiskMetrics methodology. The rate for 2009 would be somewhat higher, based on the greater number of awards resulting from the lower stock price.

What is RiskMetrics Group (“RMG”) recommending?

RMG has recommended that stockholders vote against approval of the amendment because the number of shares that would be authorized under the amended 2006 Plan exceeds RMG’s maximum “shareholder value transfer (SVT)1.”

•	RMG’s model allows maximum SVT of 7%. Pioneer’s request, made prior to the RMG report, is slightly higher—7.97% under the RMG calculation.

•	Pioneer does not believe the number of shares that would be authorized is excessive.

•

RMG’s report says that Pioneer’s grant practices pass RMG’s burn-rate test (Pioneer’s three-year average burn rate through 2008 was 1.14%).  The burn rate was below the median and average in the Company’s GICS industry[2].

•	RMG’s report also says that total potential dilution of the 2006 Plan, if amended (7.78%), is below industry average and only slightly above industry median.

•

The 2006 Plan is broad-based and substantially all employees participate, which is not the case with many of the Company’s peers. The shares are needed for retention of, and incentives for, key employees, including engineers, geologists and landmen.

•	RMG’s report says the Company does NOT have Poor Pay Practices

•	RMG’s report says the Company does NOT have a CEO Pay Vs. Performance Disconnect

1 RMG evaluates equity-based compensation plans using a cost-based analysis. The cost of an equity plan is expressed in terms of shareholder value transfer (SVT), which is measured using a binomial model that RMG states assesses the amount of shareholders' equity flowing out of a company to participants as options are exercised and/or restrictions on awards are lapsed.

2 Global Industry Classification Standard is a code that corresponds to various business or industrial activities and that RMG uses to compare companies.

What happens if the amendment is not approved?

If the amendment is not approved, the 2006 Plan will not be amended. The Company’s Compensation Committee will evaluate whether to issue plan awards that are settled in cash, rather than stock, or to replace some or all of the equity portion of compensation with additional cash payments.

In any case, an important part of the Company’s compensation philosophy will be frustrated.

 Other:

Southeastern Asset Management, Inc, the Company’s largest stockholder, has agreed to vote FOR the approval of the amendment.

PROXY STATEMENT ITEM 4: Approval of material plan terms for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

•	2006 Plan was originally established in 2006, and is intended in part to qualify for exemption from the deduction limitations of Section 162(m)

•	Regulations under Section 162(m) require that the material terms of the 2006 Plan be periodically disclosed to and approved by the Company’s stockholders.

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Tax code requires that there be a limit on the awards that can be granted to an individual in any 12-month period, which is currently either 250,000 shares or $4 million. Includes an amendment to increase the maximum number of shares of common stock that may be granted to an individual in any 12-month period from 250,000 shares to 400,000 shares but does not change the dollar value limit. This reflects the impact of a lower stock price on dollar-denominated awards.